Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus and prospectus supplement that constitute a part of the Registration Statement on Form S-3 of Indaptus Therapeutics, Inc. (Registration No. 333-) of our report dated March 18, 2022, relating to the consolidated financial statements of Indaptus Therapeutics, Inc. as of and for each of the years ended December 31, 2021 and 2020, appearing in the Annual Report on Form 10-K of Indaptus Therapeutics, Inc.

We also consent to the reference to us under the heading “Experts” in the prospectus and prospectus supplement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
June 1, 2022